Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD CORPORATION ANNOUNCES CHANGE IN BOARD OF DIRECTORS

Newport Beach, CA – April 19, 2013 – American Vanguard Corporation (NYSE:AVD) today announced that non-employee director, Jerome L. Coben, has chosen not to stand for election to the Company’s board of directors at the Company’s 2013 Annual Shareholders’ Meeting. He will serve for the balance of his current term and then turn his focus to meeting the increasing demands of his litigation consulting practice and other business pursuits.

Eric Wintemute, Chairman & Chief Executive Officer of American Vanguard commented: “We thank Jerry for his hard work and contributions to our Board and its committees and wish him well in his professional and business pursuits.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com